Exhibit 4.17

Second Supplemental Agreement to License Agreement for Broadcasting League of Legends Matches

This Second Supplemental Agreement to License Agreement for Broadcasting League of Legends Matches (this “Supplemental Agreement”) is made on September 27, 2024 by and between:

(1)

Tengjing Sports & Culture Development (Shanghai) Co., Ltd., a limited liability company legally incorporated and validly existing under the laws of the People’s Republic of China, with its legal address at Room 02-04, 45th Floor (actually 39th Floor), 669 Xinzha Road, Jing’an District, Shanghai (hereinafter referred to as “Party A”);

(2)

Guangzhou Huya Information Technology Co., Ltd., a limited liability company legally incorporated and validly existing under the laws of the People’s Republic of China, with its legal address at 14/F, Building A3, Shidai E-Park, Zexi Street & Zhongcun Street (Hanxi Commercial Center), Panyu District, Guangzhou (hereinafter referred to as “Party B”).

Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

Whereas,

(1)	Party A and Party B signed a License Agreement for Broadcasting League of Legends Matches in Nanshan District, Shenzhen on April 27, 2021 (the “Original Agreement”, Party A Contract No.: [redacted], Party B Contract No.: [redacted]).
(2)	Party A and Party B signed a Supplemental Agreement to License Agreement for Broadcasting League of Legends Matches in Nanshan District, Shenzhen on January 12, 2023 (the “First Supplemental Agreement”, Party A Contract No.: [redacted], Party B Contract No.: [redacted]), to adjust the Authorized Matches and Grant of Rights only for the years 2023-2025 stated in the Original Agreement.
(3)

The Parties, by mutual agreement through friendly negotiation, intend to adopt this Supplemental Agreement to adjust the license fee for the years 2024-2025 stated in the Original Agreement and the First Supplemental Agreement.

NOW THEREFORE, in order to further clarify the rights and obligations of the Parties, the Parties enter into this Supplemental Agreement through friendly consultation in accordance with the principles of equality and mutual benefit:

1.	The original provisions under Article 6 of the First Supplemental Agreement shall no longer apply for the years 2024-2025 and shall be adjusted as follows:

License fee and payment. As the consideration for obtaining the authorized rights for the years 2024-2025, Party B shall pay Party A a license fee totaling RMB 230 million (SAY RMB TWO HUNDRED AND THIRTY MILLION ONLY, tax inclusive), of which the amount excluding tax is RMB 216,981,132.08 and the amount of VAT is RMB 13,018,867.92. The specific payment time, ratio, amount and conditions are as follows:

(1)

Upon the commencement date of the 2024 League of Legends Pro League (“LPL”) Spring Split (subject to Party A’s advance notice) and within fifteen (15) business days after Party B receives Party A’s equivalent valid VAT invoice, Party B shall pay Party A the first payment of the annual license fee for 2024, in the amount of [redacted].

(2)

Upon the commencement date of the 2024 LPL Summer Split (subject to Party A’s advance notice) and within fifteen (15) business days after Party B receives Party A’s equivalent valid VAT invoice, Party B shall pay Party A the final payment of the annual license fee for 2024, in the amount of [redacted].

(3)

Upon the commencement date of the 2025 LPL (subject to Party A’s advance notice) and within fifteen (15) business days after Party B receives Party A’s equivalent valid VAT invoice, Party B shall pay Party A the first payment of the annual license fee for 2025, in the amount of [redacted].

(4)

Upon the commencement date of the 2025 League of Legends Mid-Season Invitational (“MSI”) (subject to Party A’s advance notice) and within fifteen (15) business days after Party B receives Party A’s equivalent valid VAT invoice, Party B shall pay Party A the final payment of the annual license fee for 2025, in the amount of [redacted].

2.

This Supplemental Agreement shall take effect on the same date as the Original Agreement after the Parties have completed the sealing (contract seal or official seal) and shall end on the date when the Parties have fully performed their obligations under the Original Agreement and the First Supplemental Agreement and this Supplemental Agreement.

3.

The Original Agreement and the First Supplemental Agreement shall continue to apply to any matters not covered in this Supplemental Agreement. If there is any conflict between this Supplemental Agreement and the Original Agreement and/or the First Supplemental Agreement, this Supplemental Agreement shall prevail.

4.	The formation, validity, interpretation, performance and dispute resolution of this Supplemental Agreement shall be governed by the laws of Chinese mainland.

5.

Any dispute arising from or in connection with this Supplemental Agreement shall be settled by the Parties in the principle of friendly consultation. If consultation fails, either Party shall bring a lawsuit to the people’s court with jurisdiction in Nanshan District, Shenzhen where this Supplemental Agreement is executed.

6.	This Agreement is made in quadruplicate, with the Parties holding two copies each, all of which shall have the same legal effect.

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(Signature page)

IN WITNESS WHEREOF, the Parties have signed this Supplemental Agreement as of the date stated on the first page of this Supplemental Agreement.

Tengjing Sports & Culture Development (Shanghai) Co., Ltd.

Authorized Signatory:	/s/ Authorized Signatory
Title:	Match Copyright Owner

Guangzhou Huya Information Technology Co., Ltd.

Authorized Signatory:	/s/ Authorized Signatory
Title:	Match Business Owner